Exhibit 99.15

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  May 31, 2004

Schedule of Cash Receipts and Disbursements

	Escrow	Actual

Cash Balance Beginning	$4,924,211	$4,924,211

Recepits
Cash sales		—
Accounts Receivable	—	—
Loans and Advances		—
Sale of Assets		—
Interest	5,171	5,171
Other - Cash Transfers from Related Companies		—
Total Receipts	5,171	5,171

Disbursements
Net Payroll		—
Payroll Taxes		—
Sales, Use and Other Taxes		—
Inventory Purchases		—
Rents and Lease Payments		—
Insurance		—
Administrative & Selling	—	—
Other - Cash Transfers to Related Companies		—

Professional Fees		—
U.S. Trustee Fees		—
Court Costs		—
Total Disbursements	—	—

Net Cash Flow	5,171	5,171

Cash Accounts Assumed in Sale		—

Cash End of Month	$4,929,382	$4,929,382

Resource Pharmacy, Inc.

Case #02-88572

CONSOLIDATED STATEMENTS OF INCOME

(Post-Petition)

	For The One Month Ended May 31, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$20,005,679

Net Revenues	—	20,005,679

Operating Expenses:
Cost of Services	—	13,183,716

Gross Margin	—	6,821,963
		34.1%

General and administrative expenses:
Personnel costs	—	3,921,629
Occupancy costs	—	212,382
Bad debt expense	—	1,895,937
Other	—	651,308

Total General and Administrative Expenses	—	6,681,256

Loss from Operations	—	140,707

Other Expenses (Income):
Interest expense	—	8,407
Depreciation and amortization	—	117,769
Other expense (income)	(23,184)	(96,350)

Other Expenses - Net	(23,184)	29,826

(Loss) Income before Reorganization Items	23,184	110,881

Reorganization Items:
Professional fees	—	—
Other	(5,172)	109,116

Reorganization Expenses - Net	(5,172)	109,116

Loss Before Income Tax Provision	28,356	1,765

Income Tax Provision	—	—

Net Loss	28,356	1,765

Resource Pharmacy, Inc.
Case No. 02-88572
Reporting Period:  May 31, 2004

Balance Sheet

	Book Value
	@ Current	@ Petition Date
Assets
Current Assets

Unrestricted Cash and Equivalents	$—	$221,879
Restricted Escrow Cash	4,929,382
Accounts Receivable(net)		3,855,520
Inventories		365,518
Prepaid Expenses and Other Current Assets		2,632
Total Current Assets	$4,929,382	$4,445,549

Property, Plant and Equipment-net	$—	$134,959

Other Assets

Goodwill (net)	$—	$2,607,395
Deposits	—	13,895
Total Other Assets	$—	$2,621,290

Total Assets	$4,929,382	$7,201,798

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable	$686,818	$—
Accrued Payroll and Benefit Costs	—	15,585
Accrued Other	14,592
Total Post-Petition Liabilities	$701,410	$15,585

Liabilities Under Compromise
Secured Debt	$3,725,663	$4,168,422
InterCompany with Bankrupt Subsidiaries - net	—	2,283,836
Accounts Payable	1,045,022	1,126,285
Accrued Payroll and Benefit Costs	—	152,531
Accrued Other	26,235	26,235
Total Pre-Petition Liabilities	$4,796,920	$7,757,309

Total Liabilities	$5,498,330	$7,772,894

Equity
Accumulated Deficit	(568,948)	(571,096)
Total Equity	$(568,948)	$(571,096)

Total Liabilities & Equity	$4,929,382	$7,201,798

Summary of Unpaid Post-Petition Debts

	0-30	31-60	61-90	91 and Over	Total
Accounts Payable	$921	$(19,273)	$(660,972)	$(7,494)	$(686,818)
Accrued Accounts Payable	—				—
Accrued Salaries	—				—
Accrued Paid Time Off					—
Accrued Fringe Benefits	—				—
Accrued Expenses	(14,592)				(14,592)
Accrued Payroll Taxes	—				—
					—

Total Post Petition Debts	$(13,671)	$(19,273)	$(660,972)	$(7,494)	$(701,410)

1)  Post Petition Accounts Payable and Accrued AP to be paid out of escrow cash

2)  Post Petition Accrued Expenses to be paid in subsequent check runs based on terms.